PRICING SUPPLEMENT NO. 82 DATED JUNE 14, 2001            Filed Pursuant to
TO PROSPECTUS DATED NOVEMBER 9, 2000*,                   Rule 424(b)(5)
AS AMENDED BY PROSPECTUS SUPPLEMENTS                     File No. 333-47464
DATED DECEMBER 15, 2000, AND MAY 04, 2001

                             CMS ENERGY CORPORATION

      General Term Notes (servicemark of J.W. Korth and Company), Series F
                   Due 9 Months to 25 Years from date of issue

     Except as set forth herein, the Notes offered hereby have such terms as are described in the accompanying Prospectus dated November 9, 2000, as amended by the Additional Agent Prospectus Supplements dated December 15, 2000, and May 04, 2001.

Aggregate Principal Amount:             $5,589,000.00
Original Issue Date (Settlement Date):  June 19, 2001
Stated Maturity Date:                   June 15, 2008
Issue Price to Public:                  100.00% of Principal Amount
Interest Rate:                          8.000% Per Annum
Interest Payment Dates:                 July 15 and Monthly Thereafter
                                        Commencing July 15, 2001

Survivor's Option:                      [ X ] Yes              [  ] No
Optional Redemption:                    [ X ] Yes              [  ] No

Initial Redemption Date:                June 15, 2003
Redemption Price:                       Initially 101% of Principal Amount and
                                        100% after the first anniversary of the
                                        Initial Redemption Date.

                                        Principal Amount of Notes
        Agent                           Solicited by Each Agent

First of Michigan Corporation           $   221,000.00
Prudential Securities Incorporated      $ 1,958,000.00
J.J.B. Hilliard, W.L. Lyons, Inc        $ 1,435,000.00
Raymond James and Associates, Inc       $   604,000.00
Comerica Securities, Inc                $   223,000.00
J.W. Korth and Company                  $ 1,148,000.00
        Total                           $ 5,589,000.00

                                        Per Note Sold by
                                        Agents To Public               Total

Issue Price:                            $     1,000.00          $ 5,589,000.00
Agent's Discount or Commission:         $         7.00          $    39,123.00
Maximum Dealer's Discount or
  Selling Concession:                   $        16.50          $    92,218.50
Proceeds to the Company:                $       976.50          $ 5,457,658.50

CUSIP Number:  12589SCL4

*Beginning Page 1 of the enclosed Prospectus and Prospectus Supplement for agents other than J. W. Korth and Company.